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                     September 23, 2021

       M. Steven Bender
       Chief Financial Officer
       WESTLAKE CHEMICAL CORP
       2801 Post Oak Boulevard, Suite 600
       Houston, Texas 77056

                                                        Re: WESTLAKE CHEMICAL
CORP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-32260

       Dear Mr. Bender :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Johnathan S. Zoeller